As filed with the Securities and Exchange Commission on August 1, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	6411	36-2151613
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

(630) 773-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Walter D. Bay, Esq.

Vice President, General Counsel and Secretary

The Gallagher Centre

Two Pierce Place

Itasca, IL 60143-3141

(630) 773-3800

Copies to:

Craig S. Wittlin, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, NY 14604

(585) 232-6500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $1.00 per share	10,000,000 shares (1)	$25.125 (2)	$251,250,000	$9,874.13

(1)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered changes, the provisions of Rule 416(a) under the Securities Act of 1933, as amended, shall apply, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low per share sale price of our common stock on the New York Stock Exchange on July 30, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated August 1, 2008

PROSPECTUS

By this prospectus, we offer up to

10,000,000 shares of Common Stock

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the shelf registration process. This prospectus covers up to 10,000,000 shares of our common stock that we may offer and issue from time to time to acquire other securities, businesses or assets. We will negotiate the price, structure and terms of such transactions with the owners or controlling persons of the securities, businesses or assets that we acquire. We anticipate that shares issued in connection with these transactions will be valued, for purposes of determining the number of shares to be issued, at prices related to the market price of our common stock as of the time the shares are issued, or as of one or more times during the period between the time the terms of an acquisition are agreed upon and the time the shares are issued. Persons to whom we issue our common stock under this prospectus may also use this prospectus to resell the common stock. We have not fixed a period of time during which the common stock offered by this prospectus may be offered or sold.

We also may issue shares of common stock upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with these transactions.

No underwriting discounts or commissions will be paid in connection with the issuance of shares of common stock covered by this prospectus. Finders’ or other fees may be paid from time to time to persons who assist us in finding the securities, businesses or assets we acquire. Any person receiving a finder’s or other fee may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Our common stock is traded on the New York Stock Exchange under the symbol “AJG.” On July 31, 2008, the last reported per share sale price of our common stock was $25.43.

Investing in our common stock involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2008.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about Arthur J. Gallagher & Co. from other documents that are not included in or delivered with this prospectus. As described in this prospectus under the captions “Incorporation of Certain Information by Reference” and “Where You Can Find Available Information,” this information is available without charge to security holders upon written or verbal request to:

General Counsel
Arthur J. Gallagher & Co.
The Gallagher Centre
Two Pierce Place
Itasca, Illinois 60143-3141
Phone: (630) 773-3800

To obtain timely delivery of this information, a request must be made no later than five business days before the date of an investment decision.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

We may offer, from time to time, up to 10,000,000 shares of our common stock to acquire, among other things, other securities, businesses or assets. All of the shares of our common stock offered by this prospectus may, subject to certain conditions, also be offered and resold from time to time pursuant to this prospectus by stockholders who receive our common stock as a result of such acquisitions. This prospectus provides a general description of the common stock that we may offer and issue and that may be offered and sold by selling stockholders. We may add, update or change the information contained in this prospectus by means of one or more prospectus supplements. Before investing in the common stock, both this prospectus and any prospectus supplement, together with additional information described in this prospectus under the heading “Where You Can Find Available Information,” should be carefully reviewed.

Unless the context otherwise requires, the terms “we”, “our” and “us” refer to both Arthur J. Gallagher & Co. and its subsidiaries. The term “you” refers to a prospective investor.

ABOUT US

We are engaged in providing insurance brokerage and third-party claims settlement and administration services to entities in the U.S. and abroad. We believe that our major strength is our ability to deliver comprehensively structured insurance and risk management services to our clients. Our brokers, agents and administrators act as intermediaries between insurers and their customers and we do not assume underwriting risks.

Since our founding in 1927, we have grown from a one-person agency to the world’s fourth largest insurance broker based on revenues (according to Business Insurance magazine’s July 21, 2008 edition) and the world’s largest third-party property/casualty claims administrator (according to Business Insurance magazine’s March 24, 2008 edition). We generate approximately 86% of our revenues from continuing operations domestically, with the remaining 14% derived primarily in the United Kingdom, Australia, Canada and Bermuda.

Shares of our common stock are traded on the New York Stock Exchange under the symbol AJG, and we had a market capitalization at June 30, 2008 of $2.2 billion. We were reincorporated as a Delaware corporation in 1972. Our executive offices are located at The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141, and our telephone number is (630) 773-3800.

We operate three business segments: Brokerage, Risk Management, and Financial Services and Corporate, which contributed approximately 71%, 29% and less than 1%, respectively, of our revenues from continuing operations for the six-month period ended June 30, 2008.

RISK FACTORS

Investing in our common stock involves risks. These risks include normal market risks, which are generally outside our control, and risks that are inherent in our business. Before deciding whether to invest, you should carefully consider the risk factors described herein and in the periodic reports we file with the Securities and Exchange Commission (the “Commission”). These periodic reports are incorporated by reference in this prospectus. The following risks can occur independent of each other or simultaneously. If any of the risks actually occur, our business, financial condition, and results of operations could suffer, and the trading price of our common stock could decline, and you might lose part or all of the value of your investment in our common stock.

Volatility or declines in premiums or other adverse trends in the insurance industry may seriously undermine our profitability.

We derive much of our revenue from commissions and fees for our brokerage services. We do not determine the insurance premiums on which our commissions are generally based. Moreover, insurance premiums are cyclical in nature and may vary widely based on market conditions. For example, for an extended period of years through late 2000, heavy competition for market share among insurance carriers, increased underwriting capacity and improved economies of scale, following consolidations resulted in flat or reduced premium rates (a “soft” market), which in turn put downward pressure on our commission revenue in many lines and in many geographic areas.

Beginning in late 2000, the insurance industry transitioned to a “hard” market, in which premium rates were stable or increasing. Because of the events of September 11th, many insurance lines became less available and premium rates increased, in some cases dramatically. Beginning in late 2003, the market softened again in many lines and geographic areas. While the high level of hurricane activity and other natural disasters in 2004 and 2005 caused a hard market in certain coastal areas, the low level of hurricane activity in 2006 and 2007 caused carriers to again become rate/price sensitive and the industry has remained in a soft market across most geographical areas and business lines. Because of these market cycles for insurance product pricing, which we cannot predict or control, our brokerage revenues and profitability can be volatile or remain depressed for significant periods of time.

In addition, there have been, and may continue to be, various trends in the insurance industry toward alternative insurance markets including, among other things, greater levels of self-insurance, captives, rent-a-captives, risk retention groups and non-insurance capital markets-based solutions to traditional insurance. While we historically have been able to participate in certain of these activities on behalf of our customers and obtain fee revenue for such services, there can be no assurance that we will realize revenues and profitability as favorable as those realized from our traditional brokerage activities.

Government sponsored insurance programs may seriously undermine our profitability.

It is possible that Federal and state governments will create property/casualty or health related insurance programs that compete with, or completely replace, insurance products offered by insurance carriers. Development of these government sponsored insurance programs could in turn adversely affect our results of operations and financial condition.

Our results may be adversely affected relative to our competitors that can accept contingent commissions.

Pursuant to various agreements with insurance regulators, we, along with Marsh & McLennan Companies, Willis Group Holdings, Ltd. and Aon Corporation, are prohibited from accepting volume-based or profit-based contingent commissions as a retail broker. There are no other brokers that are known to be similarly prohibited from accepting these types of contingent commissions. When we acquire a broker, that broker may continue to accept contingent commissions for a three-year period after the acquisition date. Our restriction on accepting contingent commissions may significantly undermine our operating results, profitability, liquidity and our ability to reinvest in our business relative to our competitors that can accept contingent commissions.

We are subject to a number of investigations and legal proceedings concerning contingent broker compensation practices. Further proceedings could adversely affect our financial strength and results of operations.

Since late 2004, the insurance brokerage industry has been subject to significant scrutiny by various state Attorneys General, state insurance departments and private litigants with respect to broker compensation practices (generally known as contingent commission arrangements or placement service agreements) between insurance brokers and insurance carriers.

On May 18, 2005, we resolved with the Attorney General of the State of Illinois and the Director of Insurance of the State of Illinois, an investigation into broker compensation practices. We believe that this settlement was intended to be on behalf of all state Attorneys General and all state insurance departments. However, there can be no assurance that other states will honor this agreement.

On December 29, 2006, we reached an agreement to resolve all claims in a Multi-District Litigation, or MDL, proceeding before the U.S. District Court for the District of New Jersey. On September 4, 2007, the court granted final approval of the MDL settlement. The MDL settlement provides for us to distribute $28.0 million to current and former clients and others that purchased retail insurance through us or other brokers named as defendants in the MDL during the period beginning on August 26, 1994 and ending on December 31, 2005. We also agreed to pay up to $8.9 million in attorney fees, of which we paid $8.6 million in November 2007. A notice of appeal was filed challenging the final approval of the MDL settlement. A hearing on the appeal has been scheduled for October 27, 2008. In the event that the final approval by the court is not upheld, we may incur significant additional legal costs and face potential liability in connection with the litigation.

The ultimate outcome of these matters cannot be ascertained. Future litigation and liabilities in indeterminate amounts may be imposed on us. Our future results of operations or cash flows for any particular quarter or annual period could be materially affected by an unfavorable resolution of these matters. In addition, even if we do not experience significant monetary costs, there has been and may continue to be adverse publicity associated with these matters that could result in reputational harm to us or to the insurance brokerage industry in general that may adversely affect our business.

For a more detailed discussion of these matters refer to Note 17 to the Consolidated Financial Statements of our 2007 Financial Statements, which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

We face significant competitive pressures in each of our businesses.

The insurance brokerage and service business is highly competitive and there are many insurance brokerage and service organizations as well as individuals on a global basis who actively compete with us in one or more areas of our business. We compete with three firms that are as large, or significantly larger than us, in global risk management and brokerage markets. In addition, there are various other competing firms that operate nationally or that are strong in a particular region or locality and may have, in that region or locality, an office that is as large, or larger, than our particular local office. We believe that the primary factors determining our competitive position with other organizations in our industry are the quality of the services rendered and the overall costs to our clients. Losing business to competitors offering similar products at lower prices or having other competitive advantages would adversely affect our business.

In addition, the increase in competition due to new legislative or industry developments could adversely affect us. These developments include:

•

An increase in capital-raising by insurance underwriting companies, which could result in new capital in the industry which in turn may lead to a soft market and lower insurance premiums and commissions;

•	The selling of insurance by insurance companies directly to insureds without the involvement of a broker or other intermediary;

•	Changes in our business compensation model as a result of regulatory developments;

•

The establishment of programs in which state-sponsored entities provide health insurance or, in certain cases, property insurance in catastrophe-prone areas or other alternative markets types of coverage;

•

An increase in competition from newly-formed or existing insurance brokers who have not agreed to limit their use of contingent commission arrangements, thereby giving them a competitive advantage over those brokers, such as us, who have agreed to limit the use of such arrangements; and

•

The creation of in-house servicing capabilities by insurance companies or by certain insurance consumers which compete with the third-party administration and other administration, servicing and risk management products offered by our Risk Management Segment.

New competition as a result of these or other competitive or industry developments could cause the demand for our products and services to change, which could in turn adversely affect our results of operations and financial condition.

We face a variety of risks in our risk management operations that are distinct from those we face in our brokerage operations.

Our risk management business has somewhat less exposure to the hard and soft market cycles described above to which our brokerage business is exposed; however, it faces a variety of other risks which are unique to its operations, including:

•

The risk that the favorable trend among insureds toward outsourcing of various types of claims administration and risk management services will reverse or slow, causing us to experience reduced revenues or a reduced rate of revenue growth;

•	The risk that contracting terms will become less favorable or that the margins on our services will be decreased due to increased competition, regulatory constraints or other developments;

•

The risk that we cannot satisfy regulatory requirements on third-party administrators or that regulatory developments will impose additional burdens, costs or business restrictions that make our business less attractive; and

•

The risk that we cannot control our labor and technology costs in such a manner as to remain competitive in the marketplace for claims administration and risk management services and conclude our existing contracts (other than those that provide cost-plus or other margin protection) in a cost-efficient and profitable manner.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business.

The agreements governing our debt contain covenants that, among other things, restrict our ability to dispose of assets, incur additional debt, prepay other debt or amend other debt instruments, pay dividends, engage in certain asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in certain transactions with affiliates, change our business or make investments.

The restrictions in the agreements governing our debt may prevent us from taking actions that we believe would be in the best interest of our business and our stockholders and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional or more restrictive covenants that could affect our financial and operational flexibility. We cannot make any assurances that we will be able to refinance our debt on terms acceptable to us, or at all.

Our ability to comply with the covenants and restrictions contained in the agreements governing our debt may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under an agreement that would permit the applicable lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest.

Our business, results of operations, financial condition or liquidity may be materially adversely affected by errors and omissions and the outcome of certain actual and potential claims, lawsuits and proceedings.

We may be subject to various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with the placement of insurance or settling claims in the ordinary course of business. Because we often assist clients with matters involving substantial amounts of money, including the placement of insurance coverage and the handling of related claims, errors and omissions claims against us may arise which allege potential liability for all or part of the amounts in question. Claimants may seek large damage awards and these claims may involve potentially significant legal costs.

We purchase insurance to provide protection from errors and omissions claims that may arise in the ordinary course of business, subject to self-insured deductibles and limits. As of June 30, 2008, our deductible was $5.0 million per claim and the overall coverage limit was $165.0 million. Our business, results of operations, financial condition and liquidity may be adversely affected if, in the future, our insurance coverage proves to be inadequate or unavailable or there is a general increase in the number or amounts of claims to which we are exposed. Our future ability to obtain professional indemnity insurance in the amounts and with the deductibles and limits we desire may be adversely impacted by general developments in the market for such insurance or our own claims experience. In addition, claims, lawsuits and other proceedings may harm our reputation or divert management resources away from operating our business.

We have historically engaged in a large number of acquisitions of insurance brokers and agencies. We may not be able to continue to implement such an acquisition strategy in the future and there are risks associated with such acquisitions.

In the past several years, we have completed numerous acquisitions of insurance brokers and agencies and may continue to make such acquisitions in the future. Our acquisition program has been an important part of our historical growth and we believe that similar acquisition activity will be critical to maintaining comparable growth in the future. Failure to successfully identify and complete acquisitions likely will result in our achieving slower growth. Various factors may affect our ability to attract acquisition targets, including our inability to continue certain contingent commission compensation structures, particularly in light of the fact that most other companies in the insurance brokerage industry are not limited in this manner. Moreover, even if we are able to identify appropriate acquisition targets, we may not be able to execute acquisition transactions on favorable terms or integrate such targets following acquisition in a manner that allows us to realize the anticipated benefits of such acquisitions, thereby negatively affecting our results of operations or leading to unanticipated contingent liabilities and losses.

We are subject to insurance industry regulation worldwide. If we fail to comply with regulatory requirements or if regulations change in a way that adversely affects our operations, we may not be able to conduct our business or may be less profitable.

Many of our activities are subject to regulatory supervision. Failure to comply with some of these regulations could lead to disciplinary actions that may include requiring clients to be compensated for loss, the imposition of penalties and the revocation of our authorization to operate. In addition, changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, could from time-to-time require operational changes that could result in lost revenues or higher costs or hinder our ability to operate our business.

Our future success depends, in part, on our ability to attract and retain experienced and qualified personnel.

We believe that our future success depends, in part, on our ability to attract and retain experienced personnel, including our senior management, brokers and other key personnel. The insurance brokerage industry has experienced intense competition for the services of leading brokers, and we have lost key brokers to competitors in the past. The loss of any of our senior managers, brokers or other key personnel, or our inability to identify, recruit and retain such personnel, could materially and adversely affect our business, operating results and financial condition.

We have significant non-U.S. operations which expose us to certain additional risks, including the risk of exchange rate fluctuations and geopolitical risk.

A significant portion of our operations is conducted outside the U.S. Accordingly, we are subject to legal, economic and market risks associated with operating in foreign countries. Operating in these countries may present risks that are different from, or greater than, the risks to us of doing comparable business in the U.S.

Some of our foreign subsidiaries receive revenues or incur obligations in currencies that differ from their functional currencies. We must also translate the financial results of our foreign subsidiaries into U.S. dollars. Although we have used foreign currency hedging strategies in the past, such risks cannot be eliminated entirely, and significant changes in exchange rates may adversely affect our results of operations.

We also operate in certain countries where the risk of political and economic uncertainty is relatively greater than that present in the U.S. and more stable countries. Our operations in these countries may be temporarily or permanently disrupted by adverse geopolitical or economic conditions in these locations. For example, we use third-party service providers located in India for certain back office services. To date, the dispute between India and Pakistan involving the Kashmir region, incidents of terrorism in India and general geopolitical uncertainties have not adversely affected our operations in India. However, such factors could potentially affect our operations or ability to utilize third-party providers in the future. Should our access to these services be disrupted, our business, operating results and financial condition could be adversely affected.

We are exposed to various risks relating to losses on investments held by our financial services business.

Our financial services business holds a variety of investments. These investments are subject to risk of loss due to a variety of causes, including general overall economic conditions, the effects of changes in interest rates, various regulatory issues, credit risk, potential litigation, tax audits and disputes, failure to monetize in an effective and/or cost-efficient manner and poor operating results. Any of these consequences may diminish the value of our invested assets and adversely affect our net worth and profitability.

We have historically benefited from Internal Revenue Code Section 29 tax credits and that law expired on December 31, 2007. The disallowance of such Section 29 tax credits will likely cause a material loss.

The law permitting us to claim credits under Section 29 of the Internal Revenue Code, or IRC, related to our synthetic coal operations expired on December 31, 2007. In 2007 and 2006, our annual effective tax rate on a consolidated basis was 22.7% and 16.9%, respectively. Our overall effective income tax rate for 2007 and 2006 reflects the tax credits, generated by investments in limited partnerships that operate alternative energy projects. Accordingly, our overall effective income tax rate in 2008 and future years will likely adjust upward to be in the range of approximately 39.0% to 41.0%. Our consolidated effective tax rate for the six-month period ended June 30, 2008 was 39.7%.

We believe our claim for IRC Section 29-related related tax credits is in accordance with IRC Section 29 and four private letter rulings, or PLRs, previously obtained by IRC Section 29-related partnerships in which we have an interest. We understand these PLRs are consistent with those issued to other taxpayers and have received no indication from the IRS that it will seek to revoke or modify them.

However, the IRS is continuing to audit taxpayers claiming IRC Section 29-related tax credits with respect to a variety of issues. The partnerships in which we have an interest may be audited in the future. Furthermore, IRC Section 29-related tax credits have been controversial both politically and administratively, and no assurance can be given that the IRS will not issue administrative guidance adverse to our interests, or support the enactment of legislation to curtail or repeal IRC Section 29. Any of these potential events could adversely affect our ability to claim IRC Section 29-related tax credits or cause us to be subject to liability under indemnification obligations related to prior sales of partnership interests in partnerships claiming IRC Section 29-related tax credits.

While our synthetic coal operations are not currently under audit, the IRS could place those operations under audit and an adverse outcome may cause a material loss. For additional information about the potential negative effects of adverse tax audits and related indemnification contingencies, see the discussion on IRC Section 29 tax credits included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which section is incorporated herein by reference. See “Incorporation of Certain Information by Reference” on page 13 of this prospectus.

In the event we issue common stock as consideration for certain acquisitions we may make, we could dilute share ownership.

We grow our business organically as well as through acquisitions. One method of acquiring companies or otherwise funding our corporate activities is through the issuance of additional equity securities. Should we issue additional equity securities, such issuances could have the effect of diluting our earnings per share as well as existing stockholders’ individual ownership percentages in our company.

Volatility of the price of our common stock could adversely affect our stockholders.

The market price of our common stock could fluctuate significantly as a result of:

•	quarterly variations in our operating results;

•	seasonality of our business cycle;

•	interest rate changes;

•	changes in the market’s expectations about our operating results;

•

our operating results failing to meet the expectation of securities analysts or investors in a particular period; changes in financial estimates and recommendations by securities analysts concerning our company or the financial services industry in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends in our markets;

•	changes in laws and regulations affecting our business;

•	material announcements by us or our competitors;

•	sales of substantial amounts of common shares by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions and acts of war or terrorism.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 found at Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Additional written or other verbal forward-looking statements may be made by us from time-to-time in filings we make with the Commission, press releases or otherwise. Statements contained in this prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Securities Exchange Act of 1934, as amended and the Securities Act of 1933, as amended.

Forward-looking statements may include, but are not limited to, discussions concerning revenues, expenses, earnings, cash flow, capital structure, financial losses, as well as market and industry conditions, premium rates, financial markets, interest rates, foreign exchange rates, contingencies and matters relating to our operations and income taxes. In addition, when used in this prospectus, the words “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements.

Forward-looking statements made by or on behalf of us are subject to risks and uncertainties, including but not limited to the following: our commission revenues are highly dependent on premiums charged by insurers, which are subject to fluctuation; lower interest rates reduce our income earned on invested funds; alternative insurance markets continue to grow, which could unfavorably impact commission and favorably impact fee revenue, though not necessarily to the same extent; our revenues vary significantly from period-to-period as a result of the timing of policy inception dates and the net effect of new and lost business production; the insurance brokerage industry is subject to a great deal of uncertainty due to investigations into its business practices by various governmental authorities and related private litigation; the general level of economic activity can have a substantial impact on our renewal business; various risks related to our making acquisitions; our operating results, returns on investments and financial position may be adversely impacted by exposure to various market risks such as interest rates, equity pricing, foreign exchange rates and the competitive environment; our revenues and net earnings will continue to be subject to reduction due to the elimination of certain contingent commission arrangements on January 1, 2005 and related developments in the insurance industry; and our effective income tax rate may be subject to increase as a result of changes in income tax laws, unfavorable interpretations of past, current or future tax laws or developments resulting in the loss or unavailability of historically claimed Internal Revenue Code Section 29-related tax credits. Our ability to grow has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to us. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. For a further discussion of certain of the matters above, see “Risk Factors” beginning on page 4 of this prospectus.

You are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus, which speak only as of the date set forth on the signature page hereto. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

PLAN OF DISTRIBUTION

The shares of our common stock covered by this prospectus may be offered by us from time to time in connection with future acquisitions of other businesses or properties.

We expect to offer and sell the shares covered by this prospectus in connection with future acquisitions within the next two years. We anticipate that our future acquisitions will consist principally of additional insurance brokerage and related businesses. The consideration for such acquisitions may include cash, including installment payments, shares of common stock, other securities including securities which may be converted into common stock, guarantees, assumptions of liabilities, or any two or more of the foregoing, as determined from time to time by negotiations between us and the owners or controlling persons of the businesses or properties to be acquired. In addition, we may enter into employment contracts and non-competition agreements with former owners and key executive personnel of acquired businesses. At this time we are engaged in preliminary discussions with a number of candidates for possible future acquisitions.

In general, the terms of each future acquisition will be determined by negotiations between our representatives and the owners or controlling persons of the businesses or properties to be acquired. The factors taken into account in determining the terms of an acquisition may include the established quality and reputation of the business to be acquired and its management, its gross commission revenues, earning power, cash flow, growth potential, the location of the business and properties to be acquired and the geographical and service diversification we anticipate as a result of the acquisition. We anticipate that shares of our common stock issued in any future acquisition will be valued at a price reasonably related to the then current market value of our common stock as reported on the New York Stock Exchange at or about the time or times of delivery of the shares. We do not expect to receive any cash proceeds, other than cash balances of acquired companies, in connection with any such issuances.

We do not expect that underwriting discounts or commissions will be paid by us except that finder’s fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving any such fees may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.

In an effort to maintain an orderly market in our securities or for other reasons, we may negotiate agreements with persons receiving common stock covered by this prospectus that will limit the number of shares that they may sell at specified intervals. These agreements may be more or less restrictive than restrictions on sales made under exemptions from the registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and the parties to these agreements may not otherwise be subject to the Securities Act requirements. We anticipate that, in general, negotiated agreements will be of limited duration and will permit the recipients of our common stock issued in connection with acquisitions to sell up to a specified number of shares per week or per business day. We may also determine to waive any such agreements without public notice.

RESALES OF SHARES

Persons to whom we issue our common stock may want to resell those shares in distributions that would require the delivery of a prospectus. With our consent, this prospectus may be used by selling stockholders who may wish to sell such shares of common stock. As used in this prospectus, “selling stockholders” may include donees and pledgees selling common stock received from a named selling stockholder. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

We will receive none of the proceeds from any sales by selling stockholders. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. We will pay printing, legal, filing and other similar expenses of this offering. Selling stockholders will bear all other expenses, including any brokerage fees, underwriting discounts or commissions and their own legal expenses.

Selling stockholders may sell the shares of common stock offered by this prospectus in one or more of the following ways:

•	through the New York Stock Exchange or any other securities exchange or quotation service that lists or quotes our common stock for trading as of the time of sale;

•	in the over-the-counter market;

•	in special offerings;

•	in privately negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

•	in transactions in which a broker or dealer will attempt to sell shares as an agent but may position and resell a portion of the shares as principal;

•	in transactions in which a broker or dealer purchases as principal for resale for its own account;

•	through underwriters or agents; or

•	in any combination of these methods.

Selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions above may include block transactions.

Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling stockholders’ agent in the resale of the shares by the selling stockholders, or the securities firm may purchase securities from the selling stockholders as principal and thereafter resell the securities from time to time. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. The securities firm may resell the securities through other securities dealers, and commissions or concessions to those other securities dealers may be allowed. We and the selling stockholders may agree to indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act, and may reimburse them for any expenses in connection with an offering or sale of securities. We may also agree to indemnify the selling stockholders against any such liabilities or reimburse them for such expenses. Profits, commissions and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.

Selling stockholders may also offer shares of common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling stockholders should seek the advice of their own counsel about the legal requirements for such sales.

This prospectus will be amended or supplemented, if required by the Securities Act and the rules of the Commission, to disclose the name of the selling stockholder, the participating securities firm, if any, the number of shares of common stock involved and other information concerning the resale, including the terms of any distribution, including the names of any underwriters, brokers, dealers or agents and any discounts, commissions, concessions or other items constituting compensation. We may agree to keep the registration statement of which this prospectus forms a part continuously effective until a fixed date or the date on which the shares may be resold without registration under the Securities Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the filing of the registration statement of which this prospectus is a part and prior to the date the offering is terminated:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 4, 2008.

•	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2008 and June 30, 2008, filed on April 29, 2008 and July 31, 2008, respectively.

•

Our Current Reports on Form 8-K filed on January 28, 2008, January 30, 2008, February 13, 2008, February 28, 2008, April 24, 2008, May 13, 2008, and July 29, 2008 (excluding any information furnished pursuant to Item 2.02 or Item 7.02 of any Current Report on Form 8-K).

•	The description of our common stock contained in our Registration Statement on Form 8-A (registration no. 0-13480), and all amendments or reports filed for the purpose of updating such description.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (630) 773-3800 or by writing to us at the following address:

General Counsel
The Gallagher Centre
Arthur J. Gallagher & Co.
Two Pierce Place
Itasca, Illinois 60143-3141

In order to ensure timely delivery of the documents incorporated by reference in this prospectus, any request should be made no later than five business days prior to the date on which you plan to make a final investment decision. These filings and reports can also be found on our website, located at www.ajg.com, by following the links to “Investor Relations” and “SEC Filings.”

WHERE YOU CAN FIND AVAILABLE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Commission. You may access and read our Commission filings, including the complete registration statement and all of the exhibits to it, through the Commission’s website located at www.sec.gov. This site contains reports and other information that we file electronically with the Commission. The registration statement and other reports or information can be inspected, and copies may be obtained, at the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C 20549. Information on the operation of the Public Reference Room of the Commission may be obtained by calling the Commission at 1-800-SEC-0330.

We have filed a registration statement of which this prospectus is a part and related exhibits with the Commission under the Securities Act. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and our common stock, we refer you to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. You may inspect the registration statement and exhibits without charge at the Commission’s Public Reference Room or at the Commission’s web site listed above, and you may obtain copies from the Commission at prescribed rates.

FINANCIAL INFORMATION

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 contains important financial and operating data regarding us for each of the last five fiscal years ended December 31, 2007, and is incorporated herein by reference. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, also contains important financial and operating data regarding our quarterly period and six-months ended June 30, 2008, and is incorporated herein by reference. You should carefully consider our operating results and financial condition contained in both our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, together with the information contained in the documents incorporated into this prospectus by reference, before making an investment decision. See “Incorporation of Certain Information by Reference” on page 13 of this prospectus.

VALIDITY OF SECURITIES

Harter Secrest & Emery LLP has issued an opinion with respect to the validity of the securities being offered by this prospectus. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part.

EXPERTS

Our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to our unaudited interim consolidated financial statements for the three-month periods ended March 31, 2008 and 2007, and for the three-month and six-month periods ended June 30, 2008 and 2007, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 29, 2008 and July 31, 2008, included in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, respectively, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Article Seven of our Amended and Restated By-laws and Article Twelve of our Amended and Restated Certificate of Incorporation provide for the indemnification of each of our directors, officers, employees or agents to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect.

Article Seven of our Amended and Restated By-laws provides that we shall indemnify any person in connection with any action, suit, or proceeding brought or threatened by reason of the fact that he or she is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another enterprise, against all costs actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by us or in our right, and provided further that such person shall not have been adjudged liable for negligence or misconduct in the performance of his or her duty to us, unless, in view of all the circumstances of the case, the court in which the action or suit was brought determines that such person despite the adjudication of liability is fairly and reasonably entitled to indemnity for such expenses.

Article Twelve of our Amended and Restated Certificate of Incorporation eliminates the liability of our directors for monetary damages for breach of fiduciary duty as a director except where a director breaches his or her duty of loyalty to us and our stockholders, fails to act in good faith or engages in intentional misconduct or a knowing violation of law, authorizes the payment of a dividend or stock repurchase which is illegal under Section 174 of the Delaware General Corporation Laws or obtains an improper personal benefit.

We also maintain and pay premiums on a directors’ and officers’ liability insurance policy and have entered into indemnity agreements with our directors and officers. The provisions of each indemnity agreement alter or clarify the statutory indemnity in the following respects: (1) indemnity will be explicitly provided for settlements in derivative actions; (2) prompt payment of litigation expenses will be provided in advance of indemnification; (3) prompt indemnification of advances of expenses will be provided unless a determination is made that the director or officer has not met the required standard; (4) the director or officer will be permitted to petition a court to determine whether his or her actions meet the standards required; and (5) partial indemnification will be permitted in the event that the director or officer is not entitled to full indemnification. In addition, each indemnity agreement specifically includes indemnification with respect to actions, suits or proceedings brought under and/or predicated upon the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended.

The preceding summary is qualified in its entirety by our Amended and Restated Certificate of Incorporation, our Amended and Restated By-laws and the above-described indemnity agreements.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibit Number	Exhibit
3.1	Amended and Restated Certificate of Incorporation of Gallagher (incorporated by reference to the same exhibit number to Gallagher’s Form 10-Q Quarterly Report for the quarterly period ended June 30, 2008, File No. 1-9761).

3.2	Amended and Restated By-Laws of Gallagher 2005 (incorporated by reference to the same exhibit number to Gallagher’s Form 8-K Current Report dated January 24, 2008, File No. 1-9761).

4.1	Instruments defining the right of security holders (relevant portions contained in the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of Gallagher in Exhibits 3.1 and 3.2, respectively, hereby incorporated by reference).

4.2	Amended and Restated Note Purchase Agreement, dated December 19, 2007, among Gallagher and the Purchasers (incorporated by reference to same exhibit number to Gallagher’s Annual Report on Form 10-K filed on February 4, 2008, File No. 1-9761).

5.1*	Opinion of Harter Secrest & Emery LLP.

15.1*	Letter of acknowledgment from Ernst & Young LLP concerning unaudited financial information.

23.1*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	Form of Power of Attorney.

*	Filed herewith.

(b)	Financial Statement Schedules:

The financial statement schedules required to be furnished pursuant to Item 21 of Form S-4 are hereby incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Item 22.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned Registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on the first day of August, 2008.

ARTHUR J. GALLAGHER & CO.

By:	/S/ J. PATRICK GALLAGHER, JR.
J. Patrick Gallagher, Jr.
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ J. PATRICK GALLAGHER, JR.	Chairman, President and Director (Principal Executive Officer)	August 1, 2008
J. Patrick Gallagher, Jr.

/s/ DOUGLAS K. HOWELL	Vice President and Chief Financial Officer	August 1, 2008
Douglas K. Howell	(Principal Financial Officer)

/s/ RICHARD C. CARY	Chief Accounting Officer (Principal Accounting Officer)	August 1, 2008
Richard C. Cary

*	Director	August 1, 2008
William L. Bax

*	Director	August 1, 2008
T. Kimball Brooker

*	Director	August 1, 2008
Ilene S. Gordon

*	Director	August 1, 2008
Elbert O. Hand

*	Director	August 1, 2008
David S. Johnson

*	Director	August 1, 2008
Kay W. McCurdy

*	Director	August 1, 2008
Norman L. Rosenthal

*	Director	August 1, 2008
James R. Wimmer

*By: /s/ Walter D. Bay		August 1, 2008
Walter D. Bay, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit
3.1	Amended and Restated Certificate of Incorporation of Gallagher (incorporated by reference to the same exhibit number to Gallagher’s Form 10-Q Quarterly Report for the quarterly period ended June 30, 2008, File No. 1-9761).

3.2	Amended and Restated By-Laws of Gallagher 2005 (incorporated by reference to the same exhibit number to Gallagher’s Form 8-K Current Report dated January 24, 2008, File No. 1-9761).

4.1	Instruments defining the right of security holders (relevant portions contained in the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of Gallagher in Exhibits 3.1 and 3.2, respectively, hereby incorporated by reference).

4.2	Amended and Restated Note Purchase Agreement, dated December 19, 2007, among Gallagher and the Purchasers (incorporated by reference to same exhibit number to Gallagher’s Annual Report on Form 10-K filed on February 4, 2008, File No. 1-9761).

5.1*	Opinion of Harter Secrest & Emery LLP, as to the validity of the securities being registered.

15.1*	Letter of acknowledgment from Ernst & Young LLP concerning unaudited financial information.

23.1*	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*	Form of Power of Attorney.

*	Filed herewith.